  Exhibit 99.1

Investor Update - February 19, 2019

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating and Financial Statistics

	January 2019	January 2018	% Change
Revenue passengers (in thousands)	3,396	3,340	1.7%
Traffic (RPMs in millions)	4,071	3,971	2.5%
Capacity (ASMs in millions)	5,282	5,237	0.9%
Load factor	77.1%	75.8%	1.3 pts
Economic fuel cost per gallon	$2.03	$2.14	(5.1)%

Forecast Information

	Forecast Full Year 2019	Full Year 2018	% Change	Prior Guidance January 24, 2019
Capacity (ASMs in millions)(a)	66,590 - 66,790	65,335	~ 2%	66,685 - 66,885
Cost per ASM excluding fuel and special items (cents)	8.67¢ - 8.72¢	8.50¢	~ 2.0% - 2.5%	8.67¢ - 8.72¢
Fuel gallons (000,000)	844	839	~ 1.0%	845

(a)	Expected ASMs for the full year have declined from our prior guidance due to the impact of winter storms in Seattle, described more fully below.

	Forecast Q1 2019	Q1 2018	% Change	Prior Guidance January 24, 2019
Capacity (ASMs in millions)(a)	15,550 - 15,600	15,480	~ 0.6%	15,645 - 15,695
Revenue per ASM (cents) (b)	12.15¢ - 12.35¢	11.84¢	~ 2.5% - 4.5%	12.15¢ - 12.35¢
Cost per ASM excluding fuel and special items (cents)(a)	9.25¢ - 9.30¢	8.81¢	~ 5.0% - 5.5%	9.21¢ - 9.26¢
Fuel gallons (000,000)	198	197	~ 0.5%	208
Economic fuel cost per gallon(c)	$2.05	$2.14	~ (4.0)%	$2.05

(a)	Expected ASMs for the first quarter have declined from our prior guidance due to the impact of winter storms in Seattle, described more fully below.

(b)	See note below for impact of recent winter storms on guidance.

(c)
Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost – $1.24 ($52 per barrel); refining margin – 60 cents; cost of settled hedges – 2 cent; with the remaining difference due to taxes and other into-plane costs.

Nonoperating Expense

We continue to expect that our consolidated nonoperating expense will be approximately $19 million in the first quarter of 2019.

Impact of Winter Storms and Guidance Updates

During February we experienced unusual winter weather in the Pacific Northwest, which posed significant challenges to our operations. These storms resulted in the cancellation of approximately 1,100 flights over a ten-day period, and we expect will have a direct financial impact of approximately $20 million ($15 million of expected revenue loss and $7 million expected incremental costs, offset by $2 million fuel savings). The weather-related cancellations resulted in a reduction of approximately 95 million ASM's, a 20 basis-point reduction in first quarter Revenue per ASM growth (RASM) and a nearly 50 basis-point increase in first quarter Cost per ASM (CASM) growth, excluding fuel. Canceled flights were disproportionately higher-RASM regional flights and the direct revenue impact will provide a modest headwind to our RASM for the quarter.

Cash and Share Count

(in millions)	January 31, 2019	December 31, 2018
Cash and marketable securities	$1,281	$1,236
Common shares outstanding	123.116	123.194

Share Repurchase
Through January 31, 2019, Air Group had repurchased a total of 83,444 shares of its common stock for approximately $5 million.